Exhibit 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                 ULTRA PAC, INC.

         The undersigned, the President of ULTRA PAC, INC., a Minnesota corporation (the "Corporation"), does hereby certify that by Annual Meeting of the Shareholders held on July 17, 1996, the following resolution was adopted by a majority of the shareholders of the Corporation in accordance with the applicable provisions of Minnesota Statutes:

                               Resolution Amending
                            Articles of Incorporation

         WHEREAS, it is in the best interest of the Corporation to increase its number of authorized shares from 5,000,000 to 10,000,000;

         NOW, THEREFORE, IT IS HEREBY

         RESOLVED, that the Articles of Incorporation of the Corporation are amended by deleting Article 4 in full and replacing it with the following:

                                   "ARTICLE 4.

                                     SHARES

         The shares of capital stock of the Corporation shall be subject to the following:

         (a) The corporation is authorized to issue ten million (10,000,000) shares of capital stock, to be held, sold, and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the laws of the State of Minnesota. All shares of the Corporation shall be without par value, except that such shares shall be deemed to have a par value of One Cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and a par value fixed by the Board of Directors for the purpose of a statute or regulation requiring the shares of a corporation to have a par value.

         (b) Unless otherwise established by the Board of Directors, all shares of the Corporation are common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters. Unless otherwise provided in these Articles, or Bylaws of the Corporation, or in the terms of the shares, a common shareholder has one (1) vote for each share held.

         (c) The Board of Directors shall have the power to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

         (d) The shareholders of the Corporation shall not have preemptive rights, unless with respect to some or all of the authorized and unissued shares, the Board of Directors grants preemptive rights.

         (e) Cumulative voting for directors is not permitted"

         FURTHER RESOLVED, that the President of the Corporation is hereby authorized and directed to execute Articles of Amendment attesting to the adoption of the foregoing amendment and to cause such Articles of Amendment to be filed in the office of the Secretary of State of the State of Minnesota.

         IN WITNESS WHEREOF, I have subscribed my name this 8th day of August, 1996.


                                             /S/ Calvin S. Krupa
                                                 Calvin S. Krupa
                                                 President


STATE OF MINNESOTA
Department of State
Filed
Aug 12 1996
/s/ Joan Anderson Growe
Secretary of State